Exhibit 99.13

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made this 9th day of August, 2018, by and between The Crawford Group, Inc., a Missouri corporation (“Crawford”), and eHi Car Services Limited, a limited liability company organized under the laws of the Cayman Islands (the “Company”).

WHEREAS, Crawford and the Company are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated December 11, 2013 (the “IRA”), by and among the Company, the investors listed on Schedule A thereto (the “Investors”) and the other parties named therein, pursuant to which Crawford and Ctrip Investment Holding Ltd. (“Ctrip”) were granted rights of first offer if Investors propose to sell shares of the Company’s capital stock under certain circumstances;

WHEREAS, on April 23, 2018, Ignition Growth Capital I, L.P. and Ignition Growth Capital Managing Directors Fund I, L.P. (the “IGC Sellers”), each an Investor, delivered to each of Crawford and Ctrip a first offer notice stating that the IGC Sellers proposed to sell all of their shares in the Company (the “IGC Shares”) and offering to Crawford and Ctrip the opportunity to purchase such shares as provided in the IRA;

WHEREAS, on April 25, 2018, GS Car Rental HK Limited and GS Car Rental HK Parallel Limited (the “GS Sellers” and together with the IGC Sellers, the “Sellers”), each an Investor, delivered to each of Crawford and Ctrip a first offer notice stating that the GS Sellers proposed to sell all of their shares in the Company (the “GS Shares” and together with the IGC Shares, the “Shares”) and offering to Crawford and Ctrip the opportunity to purchase such shares as provided in the IRA;

WHEREAS, Crawford timely notified the IGC Sellers and the GS Sellers of its intention to exercise its right of first offer under the IRA with respect to the IGC Shares and the GS Shares;

WHEREAS, IGC Sellers have notified Crawford and the Company that Ctrip has also notified the IGC Sellers of its intention to exercise its right of first offer under the IRA with respect to the IGC Shares, and the GS Sellers have notified Crawford and the Company that Ctrip has also notified the GS Sellers;

WHEREAS, the Company has determined and so advised the Sellers that Ctrip is a Company Non-Global Competitor (as defined in the IRA) and, as a result, that Ctrip’s purchase of any IGC Shares and the GS Shares is prohibited unless Crawford approves such purchase in writing for Ctrip to;

WHEREAS, Crawford has not approved and does not intend to approve Ctrip’s purchase of any of the IGC Shares or the GS Shares, and instead intends to purchase all of the IGC Shares and the GS Shares;

WHEREAS, the Company has determined and so advised the Sellers and Ctrip that Ctrip’s purported addition of Crawford as a Ctrip Competitor is invalid and of no force or effect and, accordingly, Ctrip has no right of first refusal under the IRA with respect to the sales of Shares pursuant to the Primary SPAs (as defined below);

WHEREAS, in connection with and as a condition to Crawford’s purchase of the IGC Shares, Crawford has agreed to indemnify the IGC Sellers under section 6 of the Secondary Stock Purchase Agreement entered into by and among Crawford and the IGC Sellers on or about the date hereof in substantially the form Crawford has provided to the Company prior to the date hereof (the “Crawford-IGC SPA”), pursuant to which Crawford has agreed to indemnify the IGC Sellers (and their respective affiliates and representatives) from and against losses arising out of (i) reliance on the Company Determinations set forth in Schedule I attached hereto in connection with the transfer of the IGC Shares to Crawford and (ii) any Action (as defined below) by Ctrip or any of its affiliates asserting that the transfer of IGC Shares to Crawford or the refusal to sell IGC Shares to Ctrip breached an obligation under the IRA to Ctrip or its affiliate (such indemnification obligations of Crawford as set forth in section 6 of the Crawford-IGC SPA, the “Indemnification Rights of IGC Sellers”);

WHEREAS, Crawford and the Company anticipate that in connection with and as a condition to Crawford’s purchase of all or its pro rata portion (as determined under the IRA) of the GS Shares, after the date hereof Crawford may enter into a share purchase agreement with the GS Sellers on substantially similar terms as the Crawford IGC-SPA (the “Crawford-GS SPA”, and together with the Crawford-IGC SPA, the “Primary SPAs”), pursuant to which Crawford would agree to indemnify the GS Sellers (and their respective affiliates and representatives) from and against losses arising out of (i) reliance on the Company Determinations set forth in Schedule I attached hereto in connection with the transfer of the GS Shares to Crawford and (ii) any Action (as defined below) by Ctrip or any of its affiliates asserting that the transfer of GS Shares to Crawford or the refusal to offer to sell GS Shares to Ctrip, breached an obligation under the IRA to Ctrip or its affiliate (such indemnification obligations of Crawford as set forth in the Crawford-GS SPA, the “Indemnification Rights of GS Sellers” and together with the Indemnification Rights of IGC Sellers, the “Indemnification Rights of Sellers”); and

WHEREAS, the Company has determined that it is in its best interest for Crawford to purchase the IGC Securities to which Ctrip would be entitled if it was not a Company Non- Global Competitor and all (including GS Shares to which Ctrip would be entitled if it was not a Company Non-Global Competitor) or its pro rata portion of the GS Shares, as an inducement to Crawford to do so, is willing to enter into this Agreement, based on the understanding that Crawford would not be willing to provide the Indemnification Rights of Sellers referred to above but for the Company’s entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Indemnity.

(a)    Subject to the limitations set forth in this Agreement, the Company shall indemnify and hold harmless Crawford and its affiliates and representatives (the “Indemnified Parties”), from, for and against any and all losses, damages, liabilities, deficiencies, Actions, awards, assessments, judgments, settlements, penalties, costs and expenses (including outside attorneys’ fees, costs and other out-of-pocket expenses properly incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) actually suffered or incurred by such Indemnified Party arising out of (i) the Indemnification Rights of Sellers or (ii) any Action by Ctrip or any of its affiliates against any Indemnified Party asserting that the transfer of all or any portion of the Shares to Crawford or any Seller’s refusal to sell all or any portion of the Shares to Ctrip breached an obligation under the IRA to Ctrip or any of its affiliates. An “Action” means any claim, counterclaim, allegation, complaint, audit, action, mediation, investigation, lawsuit, hearing, proceeding, litigation, or arbitration, in any jurisdiction, whether or not by or before any Governmental Authority (as defined in the IRA).

(b)    An Indemnified Party seeking indemnification under this Section 1 agrees to (i) give prompt written notice (a “Claim Notice”) to the Company upon the assertion of any claim or the commencement of any Action in respect of which indemnity may be sought under Section 1 (a “Claim”), (ii) in the case of a Claim implicating the Indemnification Rights of Sellers, unless otherwise agreed with the Company, assume the defense of the underlying claim (“Underlying Claim”) against the IGC Sellers or the GS Sellers (or their respective affiliates or representative) to the maximum extent permitted by the Foreground Indemnity Agreements, and (iii) provide the Company such information with respect to the foregoing that the Company may reasonably request. The failure to deliver a Claim Notice shall not release the Company from any of its obligations under this Section 1 except to the extent any such failure materially prejudices the rights, claims or defenses of the Company.

(c)    If the Company acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Claim, the Company shall have the right, upon written notice to the Indemnified Party within 20 days of receipt of a Claim Notice from the Indemnified Party in respect of such Claim, to assume the defense thereof at the expense of the Company with counsel selected by the Company and (subject to Section 1(d)) to settle such Claim (for the avoidance of doubt, this right of the Company shall also apply to permitting the Company to assume Crawford’s defense of any Underlying Claim). The Company shall also be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Company has failed to assume the defense thereof. If the Company does not expressly elect to assume the defense of such Claim within the time period and otherwise in accordance with this Section 1(c), the Indemnified Party shall have the sole right to assume the defense of such Claim (without prejudice to its rights to indemnification pursuant to this Agreement).    However, in no event shall an Indemnified Party be entitled to settle such Claim (or give its consent for an Underlying Claim to be settled) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company assumes the defense of such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Company or (ii) the named parties to the Claim (including any impleaded parties) include both the Indemnified Party and the Company, and the representation by counsel to the Company of both the Company and such Indemnified Party is reasonably likely to present such counsel with a conflict of interest. If the Company assumes the defense of any Claim, the Indemnified Party shall, at the Company’s expense, reasonably cooperate with the Company in such defense.

(d)    If the Company elects to assume the control of the defense of any Claim in accordance with the provisions of Section 1(c) the Company shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Claim if the settlement does not completely, unconditionally and irrevocably release the Indemnified Party from all liabilities and obligations with respect to such Claim, or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(e)    Each of Crawford and the Company shall cooperate, and cause their respective affiliates to cooperate, in the defense, prosecution or settlement of any Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f)     The Company agrees that its obligations to indemnify an Indemnified Party under this Agreement are primary and the Indemnified Party shall have no obligation to pursue other rights of recovery for Losses that may be available from a party other than the Company, including under any cost-sharing agreement; provided, however, that the foregoing shall not be in any way construed to limit the obligations of an Indemnified Party to mitigate the amount of any Losses that could give rise to a claim for indemnification hereunder to the extent required by applicable law after becoming aware of any event or condition giving rise to such Losses.

(g)    None of the Company or its Affiliates shall have any liability to any Indemnified Party under this Agreement for any punitive damages or exemplary damages except, in each case, any such indemnifiable Losses payable by an Indemnified Party in connection with the Indemnification Rights of Sellers.

(h)    The sole and exclusive remedy for any Indemnified Party against the Company and its affiliates for any Losses arising out of or resulting from the causes set forth in this Agreement shall be pursuant to the indemnification provisions set forth herein.

(i)    Notwithstanding any provision in this Agreement to the contrary, the Company will have no obligation under this Agreement to indemnify any Indemnified Party in respect of any Losses arising out of or resulting from the Indemnification Rights of Sellers to the extent such Losses arise from amendments or modifications to, or waivers in respect of, Indemnification Rights of Sellers set forth in the relevant Primary SPA as of the date hereof.

(j)    Notwithstanding any provision in this Agreement to the contrary, the maximum amount of indemnifiable Losses which may be recovered by the Indemnified Parties from the Company arising out of or resulting from the causes set forth in this Agreement, whether in law or in equity, whether in contract or in tort or otherwise, shall be US$15,000,000, unless such limitation is not reasonably necessary, in the reasonable opinion of the Company (after consulting its legal counsel), at the relevant time such payment in respect of such indemnifiable Losses would otherwise be required to be made by the Company (but for such limitation) in order to prevent the occurrence of a default or event of default under a debt obligation of the Company, in which case such greater limit for such purpose, or no limit shall apply, as the case may be.

2.    Notices. All notices and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested, delivered by an overnight courier service, delivery charge prepaid, or sent by fax or email:

(a)	If to Crawford, to:

The Crawford Group, Inc.
c/o Enterprise Holdings, Inc.
600 Corporate Park Drive
St. Louis, MO 63105
Fax: (314) 512-4250
Email: Mike.andrew@ehi.com
Attention: Michael W. Andrew, Senior Vice President & General Counsel

with a copy to:

Thompson Coburn LLP Attention: Thomas Litz
One US Bank Plaza, Ste. 3500
St. Louis, MO 63101
Fax: (314) 552-7000
Email: tlitz@thompsoncoburn.com
Attention: Thomas Litz

(b)	If to the Company, to:

eHi Car Services Limited
Unit 12/F, Building No. 5, Guosheng Center
388 Daduhe Road, Shanghai, 200062
People’s Republic of China
Attention: Colin Sung
Facsimile: +86 021—5489-1121
Email: colin.sung@ehi.com.cn

with a copy to:

O’Melveny & Myers LLP
Plaza 66, Tower 1, 37th Floor
1266 Nanjing Road West
Shanghai 20040
People’s Republic of China
Attention: Portia Ku, Esq.
Nima Amini, Esq. Vincent Lin, Esq.
Facsimile: +86 21-2307-7300
Email: pku@omm.com namini@omm.com vlin@omm.com

or to such other address(es) as may be furnished in writing.

3.    Miscellaneous.

(a)    Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(b)    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party.

(c)    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws. Any dispute arising from or in connection with this Agreement, including its validity, effectiveness, violation and termination shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in accordance with HKIAC’s arbitration rules in effect at the time. The arbitral award is final and binding upon the parties thereto. The arbitration seat shall be in Hong Kong. The language of arbitration shall be English.

(d)    Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

(e)    Binding Effect. All of the terms of this Agreement, specifically including any representation, warranty and indemnification provided for herein shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and permitted assigns of the parties hereto.

(f)    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the provisions hereof.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile, .pdf or other electronic transmission shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE CRAWFORD GROUP, INC.

By:	/s/ Rick A. Short
Name:	Rick A. Short
Title:	Chief Financial Officer

EHI CAR SERVICES LIMITED

By:	/s/ Colin Chitnim Sung
Name:	Colin Chitnim Sung
Title:	Chief Financial Officer

Schedule I

The Company Determinations

(a)    Ctrip is a “Company Competitor” and a “Company Non-Global Competitor” as such terms are defined in the IRA;

(b)    The Sellers are subject to Section 3.1(c) of the IRA and Section 3.1(c) of the IRA prohibits the Sellers from transferring the Shares to Ctrip in a Private Sale (as defined in the IRA) unless agreed to in writing by Crawford;

(c)    No transfer of Equity Securities (as defined in the IRA) of the Company to Ctrip may be made pursuant to Section 3.7 of the IRA and the First Offer Notices of the Sellers, unless made in compliance with Section 3.1(c) of the IRA;

(d)    Accordingly, Ctrip is not entitled to acquire, directly or indirectly, any of the Shares offered to Ctrip pursuant to the First Offer Notices delivered by the Sellers unless Crawford agrees in writing pursuant to Section 3.1(c) of the IRA;

(e)    In circumstances where Crawford accepted and agreed to acquire, in accordance with Section 3.7 of the IRA or otherwise, all of the Shares that were the subject of the First Offer Notices delivered by the Sellers and where Crawford has not agreed in writing for the Sellers to transfer to Ctrip the Shares offered to Ctrip pursuant to such First Offer Notices, the Sellers are contractually required to, pursuant to Section 3.7 of the IRA, transfer all of the Shares to Crawford and none to Ctrip; and

(f)    Crawford is not a “Ctrip Competitor” as such term is defined in the IRA and therefore, the Sellers are not required to provide a right of first refusal to Ctrip under Section 3.3 of the IRA.